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                                                                      EXHIBIT 11

                       CALCULATION OF NET LOSS PER SHARE
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


                                              THREE MONTHS ENDED
                                                 SEPTEMBER 30,
                                              1996          1995
                                          ------------  ------------
Beginning Balance June 30                   1,006,154     1,011,804

Issuance of Common Stock                       (1,121)         (175)
Issuance of Cheap Stock                       356,167       356,167
                                          -----------   -----------

  Weighted Average Shares at September 30   1,361,200     1,367,769
  Net Loss Third Quarter                  ($1,155,375)  ($1,393,108)
  Net Loss per Share                           ($0.85)       ($1.02)
                                          -----------   -----------


                                              NINE MONTHS ENDED
                                                 SEPTEMBER 30,
                                              1996          1995
                                          -----------   -----------
Beginning Balance January 1                 1,016,666       910,029

Issuance of Common Stock                       (9,594)       65,807
Issuance of Cheap Stock                       356,167       356,167
                                          -----------   -----------

  Weighted Average Shares at September 30   1,363,239     1,332,003
  Net Loss Nine Months                    ($3,228,588)  ($4,717,464)
  Net Loss per Share                           ($2.37)       ($3.54)
                                          -----------   -----------

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